Exhibit 99.1

FOR IMMEDIATE RELEASE

WYNN RESORTS APPOINTS CLARK T. RANDT, JR. AND PATRICIA MULROY TO BOARD OF DIRECTORS

LAS VEGAS – October 15, 2015 – Wynn Resorts, Limited (NASDAQ: WYNN) ("Wynn Resorts", "Wynn" or "the Company") today announced the appointment of Clark T. “Sandy” Randt, Jr. and Patricia Mulroy to its Board of Directors, effective October 15, 2015. Ambassador Randt and Ms. Mulroy have been appointed as Class III (with a term expiring at the 2017 Annual Meeting) and Class I (with a term expiring at the 2018 Annual Meeting) Directors, respectively. Ms. Mulroy will also serve on the Board’s Compensation and Nominating and Corporate Governance Committees. With the appointment of Ambassador Randt and Ms. Mulroy, the Wynn Board of Directors now consists of nine Directors, seven of whom are independent.

Patricia Mulroy brings more than 30 years of regional government experience to the Board, performing in numerous leadership roles focusing on Nevada’s public infrastructure. Most recently, she served as a Commissioner of the Nevada Gaming Commission and a member of the Global Agenda Council on Water of the World Economic Forum. Prior to that, she served as General Manager of the Southern Nevada Water Authority from 1993 to 2014 and was the General Manager of the Las Vegas Valley Water District from 1989 to 2014.

"In the 45 years that I have been in business in Las Vegas, Pat Mulroy has been one of the most impressive public servants, running a large organization and dealing with complex issues. Her career managing both the Las Vegas and Southern Nevada Water Authorities was marked by a singular professional sensitivity to the sometimes competing needs of the community and the environment. My opinion is obviously shared at all levels of this state and its government, as evidenced by her appointment to the Nevada Gaming Commission by Governor Sandoval in 2014. Pat Mulroy’s willingness to join our board and apply her independent judgment on all matters is a marvelous and positive development at Wynn Resorts,” commented Stephen A. Wynn, Chairman and CEO.

Clark T. Randt, Jr. is currently President of Randt & Co. LLC, which advises firms with interests in China. Additionally, he serves as a Director of Qualcomm Inc., UPS and Valmont. He is also a member of the Council on Foreign Relations. Ambassador Randt was the longest serving United States Ambassador to the People's Republic of China, stationed in Beijing from 2001 to 2009. Prior to that, Ambassador Randt was a partner at the international law firm of Shearman & Sterling, heading the firm's substantial China practice out of Hong Kong. Ambassador Randt’s extensive experience in Asian business operations and U.S investment in China will be invaluable to Wynn’s Board of Directors.

With respect to Ambassador Randt’s appointment, Mr. Wynn noted, “Considering our overwhelming commitment to the People’s Republic of China and the Special Administrative Region of Macau, we are very fortunate to have Ambassador Randt joining our board. Ambassador Randt’s relationship with the central government of Beijing gives him a unique perspective on that government’s most fundamental issues and concerns. His appointment to manage our embassy in Beijing capped a stunning career that began as one of the leading attorneys of an American law firm in Hong Kong. Ambassador Randt speaks the language and understands the people; this sensitivity will inure to the benefit of Wynn Resorts and all of its shareholders.”

About Patricia Mulroy

Pat Mulroy is currently a member of the Global Agenda Council on Water of the World Economic Forum. She is also a Senior Fellow for Climate Adaptation and Environmental Policy at UNLV’s Brookings Mountain West, Distinguished Maki Faculty Advisor at the Desert Research Institute, and a Senior Fellow in the Brookings Institution’s Metropolitan Policy Program in Washington D.C. From July 2014 through October 2015, Ms. Mulroy served on the Nevada Gaming Commission. From 1995 to 2014, she was Nevada’s representative on Colorado River Basin issues, serving as the lead negotiator from 2007 to 2014. From 1993 to 2014, she served as General Manager of the Southern Nevada Water Authority. She also served as the General Manager of the Las Vegas Valley Water District from 1989 to 2014. Prior to 1989, she held various positions in the public sector in Nevada. Ms. Mulroy holds a Bachelor’s Degree and a Master of Arts from University of Nevada, Las Vegas.

About Clark T. Randt, Jr.

Clark T. Randt, Jr. is currently President of Randt & Co. LLC, which advises firms with interests in China. He has been a Director of Valmont Industries since February 2009, a Director of United Parcel Service since August 2010, and a Director of Qualcomm Inc. since October 2013. He is also a member of the Council on Foreign Relations. From July 2001 to January 2009, Ambassador Randt served as the United States Ambassador to the People's Republic of China. Prior to that, he was a partner at international law firm Shearman & Sterling, heading the firm's substantial China practice out of Hong Kong. Ambassador Randt is a member of the New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. He served as former Governor and First Vice President of the American Chamber of Commerce in Hong Kong. From 1982 to 1984, he served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing and in 1974, he was the China representative of the National Council for United States-China Trade. From 1968 to 1972, Ambassador Randt served in the United States Air Force Security Service. He holds a Bachelor’s Degree from Yale University and a Juris Doctor from the University of Michigan.

About Wynn Resorts
Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

Contacts
Wynn Resorts, Limited
Mark Strawn, 702-770-7555
investorrelations@wynnresorts.com